                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): September 22, 1998



                           ENGINEERING ANIMATION, INC.
             (Exact name of registrant as specified in its charter)


              DELAWARE                              000-27670                     42-1323712
   (State or other jurisdiction of           (Commission File Number)          (I.R.S. Employer
   incorporation or organization)                                             Identification No.)


                              2321 North Loop Drive
                                Ames, Iowa 50010
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (515) 296-9908

                                      None
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

Acquisition of Variation Systems Analysis, Inc.

         On September 22, 1998, Engineering Animation, Inc. (the "Company") completed the acquisition of Variation Systems Analysis, Inc. ("VSA"), a privately held company dedicated to dimensional management consulting, software development, and training and support. VSA develops, produces and sells a line of products for 3D simulation of manufacturing and assembly variation in the digital manufacturing environment. The Company acquired VSA pursuant to a merger of VSA with and into a wholly-subsidiary of the Company. In connection with the acquisition, the Company issued common stock, $0.01 per share par value ("Common Stock") to VSA shareholders with a value of approximately $26,000,000, based on the agreed Company stock price of $48.00 per share, as provided in the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") between the Company and VSA. The shareholders of VSA received approximately 7.372824 shares of Common Stock for each share of VSA common stock held at the consummation of the transaction. The acquisition of VSA by the Company will be treated as a pooling-of-interests for accounting and financial reporting purposes.

Acquisition of Transom Technologies, Inc.

         On September 22, 1998, Engineering Animation, Inc. (the "Company") completed the acquisition of Transom Technologies, Inc. ("Transom"), a privately held developer of human modeling and simulation software. The Company acquired Transom pursuant to a merger of Transom with and into the Company (the "Transom Merger"). In connection with the acquisition, the Company issued approximately 192,000 shares of common stock, $0.01 per share par value ("Common Stock") to Transom shareholders, as provided in the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") between the Company and Transom. The shareholders of Transom received approximately 0.027757 of a share of Common Stock for each share of Transom common stock held at the consummation of the transaction. Immediately prior to the consummation of the Transom Merger, all outstanding shares of Transom preferred stock and all outstanding Transom warrants converted into shares of Transom Common Stock. Each outstanding option to acquire common stock of Transom automatically converted into an option to acquire the same number of shares of Common Stock as the shares underlying such Transom option would have been exchangeable for had such Transom option been exercised in full immediately prior to the consummation of the acquisition. The aggregate number of shares of Common Stock issuable upon exercise of such options is approximately 43,000. The acquisition of Transom by the Company will be treated as a pooling-of-interests for accounting and financial reporting purposes.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Index to Financial Statements and Exhibits.

         (i)      Unaudited Pro Forma Condensed Combined Financial Statements

                Introduction                                                           F - 1

                Unaudited Pro Forma Combined Balance Sheet at June 30, 1998            F - 2

                Unaudited Pro Forma Combined Statement of Operations For the Six
                    Months Ended June 30, 1998                                         F - 3

                Unaudited Pro Forma Combined Statement of Operations For the
                    Year Ended December 31, 1997                                       F - 4

                Unaudited Pro Forma Combined Statement of Operations For the
                       Year Ended December 31, 1996                                    F - 5

                Unaudited Pro Forma Combined Statement of Operations For the
                    Year Ended December 31, 1995                                       F - 6
                Notes to Unaudited Pro Forma Consolidated Condensed Combined
                    Financial Statements                                               F - 7

         (ii)     Variation Systems Analysis, Inc. Financial Statements

                Report of Independent Auditors                                         F - 9

                Balance Sheets at June 30, 1998 and 1997                               F - 10

                Statement of Operations -- Years ended June 30, 1998 and 1997          F - 11

                Statement of Shareholders' Equity-- Years ended June 30, 1998          F - 12
                    and 1997

                Statements of Cash Flows -- Years ended June 30, 1998 and 1997         F - 13

                Notes to Financial Statements                                          F - 14

         (iii)    Transom Technologies, Inc. Financial Statements

                Report of Independent Accountants                                      F - 19

                Balance Sheets at March 31, 1997 and 1998 and at June 30, 1998
                    (unaudited)                                                        F - 20

                Statements of Operations -- Period from inception (October 7,
                    1996) to March 31, 1997, the year ended March 31, 1998 and
                    the three months ended June 30, 1997 and 1998 (unaudited)          F - 21

                Statements of Shareholders' Equity-- Period from inception
                    (October 7, 1996) to March 31, 1997, the year ended
                    March 31, 1998 and the three months ended June 30, 1997 and
                    1998 (unaudited)                                                   F - 22

                Statements of Cash Flows -- Period from inception (October 7,
                     1996) to March 31, 1997, the year ended March 31, 1998 and
                     the three months ended June 30, 1997 and 1998 (unaudited)         F - 23

                Notes to Financial Statements                                          F - 24


         (b)      Exhibits.


         The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1998, and the related Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 1998 and each of the three years in the period ended December 31, 1997, include the results of EAI's acquisition of Sense8 Corporation on June 17, 1998, as if it had occurred as of the beginning of 1997, the results of the VSA acquisition as if it had occurred on the first day of the earliest period presented and the results of the Transom acquisition as if it had occurred on October 7, 1996. The purchase of Sense8 was effective June 17, 1998. EAI signed a definitive agreement to acquire VSA on July 29, 1998, which was amended and restated as of August 19, 1998, and the transaction closed September 22, 1998. EAI signed a definitive agreement to acquire Transom on July 29, 1998, which was amended and restated as of August 19, 1998, and the transaction closed September 22, 1998. The historical EAI results include the results of Sense8 only from June 17, 1998. This pro forma information has been prepared utilizing the historical consolidated financial statements of EAI, VSA and Transom and should be read in conjunction with the historical financial statements and notes thereto, which are incorporated by reference herein for EAI and which are appearing elsewhere herein for VSA and Transom. The fiscal year ends on June 30 for VSA and March 31 for Transom; therefore, unaudited results for the six months ended June 30, 1998, the calendar years ended December 31, 1997, 1996 and 1995 for VSA and the six months ended June 30, 1998 and the calendar year ended December 31, 1997 and the period from October 7, 1996 to December 31, 1996 for Transom have been combined with Sense8's unaudited results for the period January 1, 1998 to June 16, 1998 and audited results for the year ended December 31, 1997 and EAI's unaudited results for the six months ended June 30, 1998 and audited results for the years ended December 31, 1997, 1996 and 1995. These Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Sense8, VSA and Transom acquisitions had been consummated as of the beginning of the periods presented or as of the dates presented, nor are they necessarily indicative of future operating results or financial position.

     These Unaudited Pro Forma Condensed Combined Financial Statements are based on the pooling-of-interests method of accounting for the VSA and Transom acquisitions and the purchase method of accounting for the Sense8 acquisition. The pro forma adjustments are described in the accompanying notes.

                              UNAUDITED PRO FORMA
                             COMBINED BALANCE SHEET
                                 JUNE 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   HISTORICAL
                                                ----------------   HISTORICAL    PRO FORMA    PRO FORMA
                                                  EAI      VSA      TRANSOM     ADJUSTMENTS   COMBINED
                                                  ---      ---     ----------   -----------   ---------
ASSETS
Current assets:
  Cash and cash equivalents...................  $14,393   $  147     $1,594                    $16,134
  Short-term investments......................   17,280                                         17,280
  Accounts receivable, net:
    Billed....................................   17,051    4,170        679                     21,900
    Unbilled..................................   11,504      691                                12,195
  Deferred income taxes.......................      701                                            701
  Prepaid expenses and other assets...........    1,917      159         14                      2,090
                                                -------   ------     ------                    -------
      Total current assets....................   62,846    5,167      2,287                     70,300
Property and equipment, net...................   14,571      641        675                     15,887
Other assets:
  Note receivable.............................    1,408                                          1,408
  Software development costs, net.............    1,384                                          1,384
  Deferred income taxes.......................      652      111                      949(a)     1,712
  Goodwill, net...............................    1,655                                          1,655
  Other.......................................    1,624       74         68                      1,766
                                                -------   ------     ------       -------      -------
      Total assets............................  $84,140   $5,993     $3,030       $   949      $94,112
                                                =======   ======     ======       =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................  $ 5,123   $  131     $   81                    $ 5,335
  Accrued compensation and other accrued
    expenses..................................    4,450    1,757        180         5,000(b)    11,387
  Deferred revenue............................    1,641                 192                      1,833
  Current portion long-term debt and lease
    obligations...............................      165    1,917         83                      2,165
  Income taxes payable........................    1,368      352                                 1,720
                                                -------   ------     ------       -------      -------
      Total current liabilities...............   12,747    4,157        536         5,000       22,440
Long-term debt and lease obligations due after
  one year....................................    1,517      543        141                      2,201
Other liabilities.............................               417                                   417
Stockholders' equity..........................   69,876      876      2,353           949(a)    69,054
                                                                                   (5,000)(b)
                                                                                   (4,853)(c)
                                                                                    4,853(c)
                                                                                   (1,143)(d)
                                                                                    1,143(d)
                                                -------   ------     ------       -------      -------
      Total liabilities and stockholders'
        equity................................  $84,140   $5,993     $3,030       $   949      $94,112
                                                =======   ======     ======       =======      =======

                              UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                    HISTORICAL
                                 -----------------    PRO FORMA    PRO FORMA   HISTORICAL   HISTORICAL
                                   EAI     SENSE8    ADJUSTMENTS   COMBINED       VSA        TRANSOM
                                   ---     ------    -----------   ---------   ----------   ----------
Net revenues...................  $33,711   $   821      $(210)(e)   $34,322      $9,749       $1,094
Cost of revenues...............    9,612       460       (210)(e)     9,862       5,938           10
                                 -------   -------      -----       -------      ------       ------
 Gross profit                     24,099       361          0        24,460       3,811        1,084
Operating expenses:
Sales and marketing............    9,393       493                    9,886         430          520
General and administrative.....    3,303     1,308         58(f)      4,669         841          464
Research and development.......    5,067       398                    5,465       1,746          785
Acquisition and non-recurring
 charges.......................   13,329                             13,329
                                 -------   -------      -----       -------      ------       ------
 Total operating expenses......   31,092     2,199         58        33,349       3,017        1,769
                                 -------   -------      -----       -------      ------       ------
 Operating income (loss).......   (6,993)   (1,838)       (58)       (8,889)        794         (685)
Other income (expense).........    1,109      (207)                     902         (83)          (3)
                                 -------   -------      -----       -------      ------       ------
 Income (loss) before income
   taxes.......................   (5,884)   (2,045)       (58)       (7,987)        711         (688)
Income tax expense.............    1,215                              1,215         322
                                 -------   -------      -----       -------      ------       ------
Net income (loss) before
 minority interest.............   (7,099)   (2,045)       (58)       (9,202)        389         (688)
Minority interest..............
                                 -------   -------      -----       -------      ------       ------
 Net income (loss).............  $(7,099)  $(2,045)     $ (58)      $(9,202)     $  389       $ (688)
                                 =======   =======      =====       =======      ======       ======
Earnings (loss) per share
 Basic.........................  $ (0.71)                           $ (0.90)
                                 =======                            =======
 Diluted.......................  $ (0.71)                           $ (0.90)
                                 =======                            =======
Weighted average shares
 outstanding...................   10,066                             10,211
                                 =======                            =======
Weighted average shares
 outstanding and assumed
 conversion....................   10,066                             10,211
                                 =======                            =======


                                  PRO FORMA    PRO FORMA
                                 ADJUSTMENTS   COMBINED
                                 -----------   ---------
Net revenues...................     $ (75)(e)   $45,090
Cost of revenues...............       (75)(e)    15,735
                                    -----       -------
 Gross profit                           0        29,355
Operating expenses:
Sales and marketing............                  10,836
General and administrative.....                   5,974
Research and development.......                   7,996
Acquisition and non-recurring
 charges.......................                  13,329
                                    -----       -------
 Total operating expenses......                  38,135
                                    -----       -------
 Operating income (loss).......         0        (8,780)
Other income (expense).........                     816
                                    -----       -------
 Income (loss) before income
   taxes.......................         0        (7,964)
Income tax expense.............      (261)(a)     1,276
                                    -----       -------
Net income (loss) before
 minority interest.............       261        (9,240)
Minority interest..............
                                    -----       -------
 Net income (loss).............     $ 261       $(9,240)
                                    =====       =======
Earnings (loss) per share
 Basic.........................                 $ (0.84)
                                                =======
 Diluted.......................                 $ (0.84)
                                                =======
Weighted average shares
 outstanding...................                  10,988
                                                =======
Weighted average shares
 outstanding and assumed
 conversion....................                  10,988
                                                =======

                              UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   PRO FORMA    PRO FORMA   HISTORICAL  HISTORICAL
                                EAI     SENSE8    ADJUSTMENTS   COMBINED       VSA       TRANSOM
                                ---     ------    -----------   ---------   ----------  ----------
Net revenues................  $49,717   $ 3,988     $  (115)(e) $ 53,590     $17,015     $   950
Cost of revenues............   13,332     1,095          (3)(e)   14,424      11,797          20
                              -------   -------     -------     --------     -------     -------
 Gross profit...............   36,385     2,893        (112)      39,166       5,218         930
Operating expenses:
Sales and marketing.........   15,406     1,911                   17,317         876         795
General and
 administrative.............    5,478     1,366         115(f)     6,959       1,522         842
Research and development....    7,068     1,118         (65)(e)    8,121       3,108       1,015
Acquisition and
 non-recurring charges......    8,831                 9,080(g)    17,911
                              -------   -------     -------     --------     -------     -------
 Total operating expenses...   36,783     4,395       9,130       50,308       5,506       2,652
                              -------   -------     -------     --------     -------     -------
 Operating income (loss)....     (398)   (1,502)     (9,242)     (11,142)       (288)     (1,722)
Other income (expense)......    1,522      (185)                   1,337        (100)         46
                              -------   -------     -------     --------     -------     -------
 Income (loss) before income
   taxes....................    1,124    (1,687)     (9,242)      (9,805)       (388)     (1,676)
Income tax expense..........    2,772                              2,772        (175)
                              -------   -------     -------     --------     -------     -------
Net income (loss) before
 minority interest..........   (1,648)   (1,687)     (9,242)     (12,577)       (213)     (1,676)
Minority interest...........      (49)                               (49)
                              -------   -------     -------     --------     -------     -------
 Net income (loss)..........  $(1,697)  $(1,687)    $(9,242)    $(12,626)    $  (213)    $(1,676)
                              =======   =======     =======     ========     =======     =======
Earnings (loss) per share
 Basic......................  $ (0.19)                          $  (1.41)
                              =======                           ========
 Diluted....................  $ (0.19)                          $  (1.41)
                              =======                           ========
Weighted average shares
 outstanding................    8,770                              8,928
                              =======                           ========
Weighted average shares
 outstanding and assumed
 conversion.................    8,770                              8,928
                              =======                           ========

                               PRO FORMA    PRO FORMA
                              ADJUSTMENTS   COMBINED
                              -----------   ---------
Net revenues................     $(148)(e)  $ 71,407
Cost of revenues............      (148)(e)    26,093
                                 -----      --------
 Gross profit...............         0        45,314
Operating expenses:
Sales and marketing.........                  18,988
General and
 administrative.............                   9,323
Research and development....                  12,244
Acquisition and
 non-recurring charges......                  17,911
                                 -----      --------
 Total operating expenses...                  58,466
                                 -----      --------
 Operating income (loss)....         0       (13,152)
Other income (expense)......                   1,283
                                 -----      --------
 Income (loss) before income
   taxes....................         0       (11,869)
Income tax expense..........      (637)(a)     1,960
                                 -----      --------
Net income (loss) before
 minority interest..........       637       (13,829)
Minority interest...........                     (49)
                                 -----      --------
 Net income (loss)..........     $ 637      $(13,878)
                                 =====      ========
Earnings (loss) per share
 Basic......................                $  (1.43)
                                            ========
 Diluted....................                $  (1.43)
                                            ========
Weighted average shares
 outstanding................                   9,705
                                            ========
Weighted average shares
 outstanding and assumed
 conversion.................                   9,705
                                            ========

                              UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                HISTORICAL
                                              FOR THE PERIOD
                           HISTORICAL       OCTOBER 7, 1996 TO
                        -----------------    DECEMBER 31, 1996     PRO FORMA    PRO FORMA
                          EAI       VSA           TRANSOM         ADJUSTMENTS   COMBINED
                          ---       ---      ------------------   -----------   ---------
Net revenues..........  $27,189   $16,887          $  19                         $44,095
Cost of revenues......    7,277    11,417             13                          18,707
                        -------   -------          -----                         -------
     Gross profit.....   19,912     5,470              6                          25,388
Operating expenses:
Sales and marketing...    9,799       850             38                          10,687
General and
  administrative......    3,041     1,537             39                           4,617
Research and
  development.........    3,438     2,400             63                           5,901
Acquisition and non-
  recurring charges...
                        -------   -------          -----                         -------
  Total operating
     expenses.........   16,278     4,787            140                          21,205
                        -------   -------          -----                         -------
  Operating income
     (loss)...........    3,634       683           (134)                          4,183
Other income
  (expense)...........      987      (102)            (1)                            884
                        -------   -------          -----                         -------
  Income (loss) before
     income taxes.....    4,621       581           (135)                          5,067
Income tax expense....    1,744       231                             (51)(a)      1,924
                        -------   -------           -----             ----        -------
Net income (loss)
  before minority
  interest............    2,877       350           (135)              51          3,143
Minority interest.....     (310)                                                    (310)
                        -------   -------          -----             ----        -------
  Net income (loss)...  $ 2,567   $   350          $(135)            $ 51        $ 2,833
                        =======   =======          =====             ====        =======
Earnings (loss) per
  share Basic.........  $  0.35                                                  $  0.35
                        =======                                                  =======
  Diluted.............  $  0.30                                                  $  0.30
                        =======                                                  =======
Weighted average
  shares
  outstanding.........    7,432                                                    8,209
                        =======                                                  =======
Weighted average
  shares outstanding
  and assumed
  conversion..........    8,648                                                    9,425
                        =======                                                  =======

                              UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                            HISTORICAL
                                                       --------------------     PRO FORMA     PRO FORMA
                                                         EAI          VSA      ADJUSTMENTS    COMBINED
                                                         ---          ---      -----------    ---------
Net revenues........................................   $12,249      $12,618                    $24,867
Cost of revenues....................................     3,100        8,361                     11,461
                                                       -------      -------                    -------
  Gross profit......................................     9,149        4,257                     13,406
Operating expenses:
Sales and marketing.................................     3,573          663                      4,236
General and administrative..........................     2,276        1,088                      3,364
Research and development............................     1,992        1,807                      3,799
Acquisition and non-recurring charges...............     2,520                                   2,520
                                                       -------      -------                    -------
       Total operating expenses.....................    10,361        3,558                     13,919
                                                       -------      -------                    -------
       Operating income (loss)......................    (1,212)         699                       (513)
Other income (expense)..............................      (158)         (40)                      (198)
                                                       -------      -------                    -------
       Income (loss) before income taxes............    (1,370)         659                       (711)
Income tax expense..................................       392                                     392
                                                       -------      -------                    -------
Net income (loss) before minority interest..........    (1,762)         659                     (1,103)
Minority interest...................................      (128)                                   (128)
                                                       -------      -------        ---         -------
       Net income (loss)............................   $(1,890)     $   659        $--         $(1,231)
                                                       =======      =======        ===         =======
Earnings (loss) per share
  Basic.............................................   $ (0.39)                                $ (0.23)
                                                       =======                                 =======
  Diluted...........................................   $ (0.39)                                $ (0.23)
                                                       =======                                 =======
Weighted average shares outstanding.................     4,805                                   5,347
                                                       =======                                 =======
Weighted average shares outstanding and assumed
  conversion........................................     4,805                                   5,347
                                                       =======                                 =======

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                    CONDENSED COMBINED FINANCIAL STATEMENTS

     (a) To reflect the income tax benefit that would be recognized if the Transom Merger had occurred at the beginning of the earliest period presented. The adjustment is based on the combined tax rate of the companies and the elimination of the valuation allowance for deferred tax assets of Transom.

     (b) To record estimated one-time merger-related charges for the VSA Merger and the Transom Merger. These expenses include outside accounting and legal fees and various other costs and filing fees. These charges will be recognized at the time the VSA and Transom mergers are consummated as required under the pooling-of-interests accounting method.

     (c) To record the exchange of Transom common stock for EAI Common Stock.

     (d) To record the exchange of VSA Common Stock for EAI Common Stock.

     (e) To eliminate intercompany revenue, expense and cost of sales.

     (f) To reflect the amortization of goodwill related to the Sense8 transaction.

     (g) To reflect the write-off of in-process technology related to the Sense8 transaction.

                       INDEX TO VSA FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of Independent Auditors..............................    F-9
Balance Sheets at June 30, 1998 and 1997....................    F-10
Statements of Operations -- Years ended June 30, 1998 and
  1997......................................................    F-11
Statement of Stockholders' Equity -- Years ended June 30,
  1998 and 1997.............................................    F-12
Statements of Cash Flows -- Years ended June 30, 1998 and
  1997......................................................    F-13
Notes to Financial Statements...............................    F-14

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Variation Systems Analysis, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Variation Systems Analysis, Inc. and Subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Variation Systems Analysis, Inc. and subsidiaries at June 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                              /s/ Ernst & Young LLP

Minneapolis, Minnesota
August 6, 1998

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                        JUNE 30,
                                                                ------------------------
                                                                   1998          1997
                                                                   ----          ----
ASSETS
Current assets:
  Cash and cash equivalents.................................    $  146,567    $  238,159
  Accounts receivable, trade................................     4,169,679     2,986,952
  Note receivable, related party............................       116,244       116,244
  Cost and estimated earnings in excess of billings on jobs
     in process.............................................       691,414       269,660
  Prepaid expenses and other current assets.................        43,586       112,352
  Refundable federal income tax.............................            --        60,515
                                                                ----------    ----------
          Total current assets..............................     5,167,490     3,783,882
Property and equipment:
  Equipment.................................................     1,575,440     1,379,270
  Furniture and fixtures....................................       151,733       128,304
  Transportation equipment..................................        53,851        53,851
  Leasehold improvements....................................        23,044        25,571
                                                                ----------    ----------
                                                                 1,804,068     1,586,996
  Less accumulated depreciation.............................     1,163,228       956,600
                                                                ----------    ----------
Net property and equipment..................................       640,840       630,396
Other assets:
  Deferred tax asset........................................       110,500        79,500
  Other.....................................................        74,308        32,947
                                                                ----------    ----------
          Total other assets................................       184,808       112,447
                                                                ----------    ----------
          Total assets......................................    $5,993,138    $4,526,725
                                                                ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  130,760    $  218,202
  Customer deposits.........................................        78,953       139,159
  Line of credit............................................     1,916,824       530,118
  Accrued compensation......................................     1,466,829     1,135,550
  Income taxes payable......................................       351,791       184,165
  Accrued other.............................................       211,740       126,475
                                                                ----------    ----------
          Total current liabilities.........................     4,156,897     2,333,669
Other liabilities:
  Notes payable, officer....................................       543,272     1,101,626
  Deferred revenue..........................................       416,640       272,131
                                                                ----------    ----------
          Total other liabilities...........................       959,912     1,373,757
Stockholders' equity:
  Common stock, $1.00 par value:
     Authorized -- 100,000 shares issued and outstanding --
      68,832 shares in 1998 and 69,832 in 1997..............        68,832        69,832
  Additional paid-in capital................................     1,073,770     1,114,140
  Foreign currency translation adjustments..................       (46,735)      (17,071)
  Accumulated deficit.......................................      (219,538)     (347,602)
                                                                ----------    ----------
          Total stockholders' equity........................       876,329       819,299
                                                                ----------    ----------
          Total liabilities and stockholders' equity........    $5,993,138    $4,526,725
                                                                ==========    ==========

                            See accompanying notes.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED JUNE 30,
                                                                --------------------------
                                                                   1998           1997
                                                                   ----           ----
Net sales...................................................    $18,141,799    $16,936,358
Cost of sales...............................................     11,527,833     11,855,551
                                                                -----------    -----------
Gross profit................................................      6,613,966      5,081,207
Operating expenses:
  Sales and marketing.......................................        890,695        736,824
  General and administrative................................      1,646,074      1,423,102
  Research and development..................................      3,441,556      2,637,911
                                                                -----------    -----------
                                                                  5,978,325      4,797,837
                                                                -----------    -----------
Income from operations......................................        635,641        283,370
Other expenses..............................................       (142,986)      (103,278)
                                                                -----------    -----------
Income before income taxes..................................        492,655        180,092
Income taxes................................................        216,776        127,916
                                                                -----------    -----------
Net income..................................................    $   275,879    $    52,176
                                                                ===========    ===========

                            See accompanying notes.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       YEARS ENDED JUNE 30, 1998 AND 1997

                                                      ADDITIONAL
                                           COMMON      PAID-IN      TRANSLATION    ACCUMULATED
                                            STOCK      CAPITAL      ADJUSTMENT       DEFICIT        TOTAL
                                           ------     ----------    -----------    -----------      -----
Balance at July 1, 1996................    $70,932    $1,240,643     $(14,120)      $(327,147)    $ 970,308
Net income for 1997....................         --            --                       52,176        52,176
Foreign currency translation loss......         --            --       (2,951)             --        (2,951)
Shares redeemed........................     (1,100)     (126,503)          --         (72,631)     (200,234)
                                           -------    ----------     --------       ---------     ---------
Balance at June 30, 1997...............     69,832     1,114,140      (17,071)       (347,602)      819,299
Net income.............................         --            --           --         275,879       275,879
Foreign currency translation loss......         --            --      (29,664)             --       (29,664)
Shares issued in lieu of cash
  compensation.........................        674       126,732           --              --       127,406
Shares redeemed........................     (1,674)     (167,102)          --        (147,815)     (316,591)
                                           -------    ----------     --------       ---------     ---------
Balance at June 30, 1998...............    $68,832    $1,073,770     $(46,735)      $(219,538)    $ 876,329
                                           =======    ==========     ========       =========     =========

                            See accompanying notes.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED JUNE 30,
                                                                ------------------------
                                                                   1998          1997
                                                                   ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................    $   275,879    $  52,176
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation and amortization..........................        229,076      175,481
     Gain on sale of fixed assets...........................          7,690           --
     Change in assets and liabilities:
       (Increase) decrease in accounts receivable...........     (1,187,669)     439,127
       (Increase) decrease in costs in excess of billings...       (423,060)      94,286
       (Increase) decrease in prepaid expenses and other
        current assets......................................         68,766      (24,307)
       (Increase) in other assets...........................        (45,633)     (14,872)
       Increase (decrease) in accounts payable..............        (87,442)      35,959
       Increase (decrease) in customer deposits.............        (60,206)          --
       Increase (decrease) in accrued expenses..............        543,613     (224,332)
       Increase (decrease) in income taxes payable..........        228,141     (122,472)
       Increase in deferred taxes...........................        (31,000)     (26,000)
       (Increase) in deferred revenue.......................        144,509      117,084
                                                                -----------    ---------
Net cash provided (used) by operating activities............       (337,336)     502,130
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment..........................       (242,938)    (321,846)
                                                                -----------    ---------
Net cash used in investing activities.......................       (242,938)    (321,846)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit................................      1,386,706      530,118
Payments on officer note....................................       (558,354)    (646,870)
Stock redemptions...........................................       (316,591)    (200,233)
Payments on loan to related party...........................             --       30,000
                                                                -----------    ---------
Net cash provided (used) by financing activities............        511,761     (286,985)
                                                                -----------    ---------
Net decrease in cash and cash equivalents...................        (68,513)    (106,701)
Effect of exchange rates on cash............................        (23,079)     (29,554)
Cash and cash equivalents at beginning of period............        238,159      374,404
                                                                -----------    ---------
Cash and cash equivalents at end of period..................    $   146,567    $ 238,159
                                                                ===========    =========

                            See accompanying notes.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Variation Systems Analysis, Inc. and subsidiaries (the "Company") provides and sells dimensional management software technology and consulting services to improve quality, reduce costs and reduce concept to market time of complex assemblies.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Variation Systems Analysis, Inc. and its foreign subsidiaries, Variation Systems Analysis, Ltd. and Variation Systems Analysis GMBH. All significant intercompany transactions and accounts have been eliminated in consolidation.

     Variation Systems Analysis, Inc. owns 95% of Variation Systems Analysis GMBH. The minority interest in this subsidiary is accounted for as a liability in these financial statements. However inasmuch as the losses exceed the minority interest capital (all contributed by VSA), these statements reflect 100% of the activity for the period of operations of this subsidiary included in these financial statements.

USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to credit risk consist principally of temporary cash investments and trade accounts receivables.

     Concentrations of credit risk with respect to trade receivables exist due to the small number of customers comprising the Company's customer base and their concentration in similar industries and geographic areas. As of June 30, 1998 and 1997, the Company had the following concentrations at risk:

                                                                1998       1997
                                                                ----       ----
Largest exposure to one customer............................    28.0%      45.1%
Exposure to five largest customers..........................    69.6%      66.9%

REVENUE RECOGNITION

     Revenue from sales of software products is recognized upon delivery of the software product to the customer and satisfaction of significant related obligations, if any. Revenue from consulting and product maintenance contracts is deferred and recognized ratably over the period the services are provided.

     Revenue is recognized based upon labor and other costs incurred and progress to completion on contracts. Costs and estimated earnings in excess of billings on jobs in process represent revenue earned but not yet billable based on terms of the contract. Billings are made based on milestones or as otherwise provided for in the contracts.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed on the straight line method and accelerated methods over the estimated useful lives as indicated below:

Equipment...................................................    5-10 years
Furniture and fixtures......................................    7-10 years
Transportation equipment....................................    3-5 years
Leasehold improvements......................................    5-10 years

FOREIGN CURRENCY TRANSLATION

     The functional currencies of the Company's foreign subsidiaries are considered to be the respective subsidiary's local currency. The effect of the cumulative translation has been disclosed as a separate component of shareholder's equity in the Company's financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments generally consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The carrying amounts of financial instruments approximated their fair value at June 30, 1998 and 1997.

INCOME TAXES

     The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred taxes are recorded based on enacted tax laws and tax rates. Changes in enacted tax rates will be reflected in the tax provision as they occur.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued No. 130, "Reporting Comprehensive Income." Statement No. 130 is effective for fiscal years beginning after December 15, 1997. Statement No. 130 establishes standards for the reporting of comprehensive income in a full set of general purpose financial statements. Management believes the adoption of Statement No. 130 will not have a material effect on the Company's financial statements.

     Also in June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement No. 131 is effective for years beginning after December 15, 1997. Statement No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. Management believes the adoption of Statement No. 131 will not have a material effect on the Company's financial statements.

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition." This Statement establishes revenue recognition requirements for companies that sell software for fiscal years beginning after December 15, 1997. Management is currently evaluating the impact of SOP 97-2 and has not determined the result, if any, on the Company's financial position, results of operations or cash flows.

2. LINE OF CREDIT

     The Company has a promissory note (revolving basis) with a local financial institution with a maximum limit of $2,500,000, bearing interest at prime less 1/4%. Advances against this credit facility amounted to

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

2. LINE OF CREDIT -- (CONTINUED)
$1,916,824 and $530,118 at June 30, 1998 and 1997, respectively. Amounts outstanding in excess of $2,000,000 are personally guaranteed by the majority shareholder. The promissory note is due on demand and is secured by all of the Company's assets.

3. NOTE RECEIVABLE, RELATED PARTY

     The Company has a note receivable dated September 1994 from a related company with 7 1/2% annual interest, payable on a monthly basis. Balance of the note receivable was $116,244 as of June 30, 1998 and 1997. The note is payable on demand.

4. PROVISION FOR TAXES

     The components of income tax expense for the years ended June 30 are as follows:

                                                               1998        1997
                                                               ----        ----
Current tax expense:
  Federal................................................    $161,816    $ 63,412
  State..................................................      20,537      15,504
  Foreign................................................      65,423      75,000
                                                             --------    --------
                                                              247,776     153,916
Deferred.................................................     (31,000)    (26,000)
                                                             --------    --------
                                                             $216,776    $127,916
                                                             ========    ========

     A reconciliation of income tax computed at the U.S. statutory rate to the effective income tax rate is as follows:

                                                               1998        1997
                                                               ----        ----
Tax at U.S. statutory rate...............................    $167,503    $ 61,231
State income taxes, net of federal benefit...............      13,554      10,233
Benefit of foreign losses not recognized.................      14,838      50,227
Other....................................................      20,881       6,225
                                                             --------    --------
                                                             $216,776    $127,916
                                                             ========    ========

     Total deferred tax assets at June 30, 1998 and 1997 are $110,500 and $79,500, respectively. The principal source of the deferred tax assets are differences between book and tax depreciation methods.

     The Company made income tax payments of $159,722 and $297,594, respectively, for the years ended June 30, 1998 and 1997.

5. LEASE AGREEMENT

     The Company leases office space at their corporate headquarters in St. Clair Shores, Michigan. The Company entered into an operating lease in 1996 for three years that requires the Company to pay monthly rent of $13,988 plus taxes, insurance, maintenance and utilities. The Company also has operating leases for additional office space and equipment, with various lease terms expiring through 2002.

               VARIATION SYSTEMS ANALYSIS, INC. AND SUBSIDIARIES

5. LEASE AGREEMENT -- (CONTINUED)
     Future minimum lease payments at June 30, 1998 are as follows:

1999........................................................    $357,277
2000........................................................     191,151
2001........................................................      91,900
2002........................................................      58,025
                                                                --------
                                                                $698,353
                                                                ========

     Total rent expense (exclusive of taxes, insurance, maintenance and utilities) for the years ended June 30, 1998 and 1997 was $274,415 and $226,917, respectively.

6. STOCK PURCHASE PLAN

     Upon achieving predetermined goals and profits all eligible employees, those with one or more years of service will receive incentive letters redeemable at the Company's year end for the Company's stock. For the years ended June 30, 1998 and 1997, shares will be distributed to employees comprising a dollar equivalent stock bonus of $175,000 and $189,913, respectively on a pre-tax basis. The shares to be issued will be equivalent to the net after tax pay.

7. EMPLOYEE STOCK OWNERSHIP PLAN

     On July 1, 1991, the Company adopted an employee stock ownership plan
(ESOP) covering all full-time employees who have met certain service requirements. The plan provides for discretionary contributions by the Company as determined annually by the Board of Directors, up to the maximum amount permitted under the Internal Revenue Code.

     The Company made no discretionary contributions to the ESOP for the years ended June 30, 1998 and 1997, respectively.

8. NOTE PAYABLE, OFFICER

     The Company has outstanding a demand note due to its officer with a balance of $543,272 and $1,101,626 at June 30, 1998 and 1997, respectively. The note carries an interest rate of 10%.

9. SUBSEQUENT EVENT

     In July 1998, the Company entered into a merger agreement with Engineering Animation, Inc. ("EAI"). The merger agreement calls for the Company's shareholders to receive shares of EAI common stock valued at $26 million.

                     INDEX TO TRANSOM FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-19
Balance Sheets at March 31, 1997 and 1998 and at June 30,
  1998 (unaudited)..........................................  F-20
Statements of Operations -- Period from inception (October
  7, 1996) to March 31, 1997, the year ended March 31, 1998
  and the three months ended June 30, 1997 and 1998
  (unaudited)...............................................  F-21
Statements of Stockholders' Equity -- Period from inception
  (October 7, 1996) to March 31, 1997, the year ended March
  31, 1998 and the three months ended June 30, 1997 and 1998
  (unaudited)...............................................  F-22
Statements of Cash Flows -- Period from inception (October
  7, 1996) to March 31, 1997, the year ended March 31, 1998
  and the three months ended June 30, 1997 and 1998
  (unaudited)...............................................  F-23
Notes to Financial Statements...............................  F-24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Transom Technologies, Inc.:

     We have audited the accompanying balance sheets of TRANSOM TECHNOLOGIES, INC. (a Delaware corporation) as of March 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for the year ended March 31, 1998, and for the period from inception (October 7, 1996) to March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended March 31, 1998, and for the period from inception (October 7, 1996) to March 31, 1997, in conformity with generally accepted accounting principles.

                                                 /s/ ARTHUR ANDERSEN LLP

Ann Arbor, Michigan,
July 9, 1998

                           TRANSOM TECHNOLOGIES, INC.

                  BALANCE SHEETS AS OF MARCH 31, 1997 AND 1998
                AND UNAUDITED BALANCE SHEET AS OF JUNE 30, 1998

                                     ASSETS

                                                            AS OF MARCH 31,   AS OF MARCH 31,   AS OF JUNE 30,
                                                                 1997              1998              1998
                                                            ---------------   ---------------   ---------------
                                                                                                  (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents...............................    $1,833,475        $ 1,599,340       $ 1,594,459
  Certificate of deposit..................................       500,000                 --                --
  Accounts receivable, less allowance for doubtful
    accounts of $5,000, $5,000 and $25,000 at March 31,
    1997, March 31, 1998 and June 30, 1998,
    respectively..........................................        50,380            498,405           678,737
  Prepaid expenses and other..............................         2,844              9,719            13,797
                                                              ----------        -----------       -----------
         Total current assets.............................     2,386,699          2,107,464         2,286,993
PROPERTY AND EQUIPMENT, net...............................       298,472            636,269           674,749
OTHER ASSETS, net.........................................        93,260             75,680            68,298
                                                              ----------        -----------       -----------
                                                              $2,778,431        $ 2,819,413       $ 3,030,040
                                                              ==========        ===========       ===========
                                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of capital lease obligation.............    $       --        $    99,768       $    83,162
  Accounts payable........................................        99,650            128,357            81,063
  Accrued liabilities.....................................        48,171            175,812           179,793
  Deferred service revenue................................        12,739            169,667           191,667
                                                              ----------        -----------       -----------
         Total current liabilities........................       160,560            573,604           535,685
                                                              ----------        -----------       -----------
CAPITAL LEASE OBLIGATION, less current portion............            --            144,269           141,202
                                                              ----------        -----------       -----------
STOCKHOLDERS' EQUITY:
  Preferred stock --
    Preferred stock, $0.001 par value, 2,000,000,
      1,122,000 and 372,000 shares authorized at March 31,
      1997, March 31, 1998 and June 30, 1998,
      respectively, no shares issued and outstanding......            --                 --                --
    Series A, nonvoting convertible preferred stock,
      $0.001 par value, 1,000,000, 628,000 and 628,000
      shares authorized at March 31, 1997, March 31, 1998
      and June 30, 1998, respectively, 478,000 shares
      issued and outstanding..............................           478                478               478
    Series B, voting convertible preferred stock, $0.001
      par value, 3,000,000, 4,250,000 and 5,000,000 shares
      authorized, 3,000,000, 4,250,000 and 4,650,000
      shares issued and outstanding at March 31, 1997,
      March 31, 1998 and June 30, 1998, respectively......         3,000              4,250             4,650
  Common stock, $0.001 par value, 10,000,000 shares
    authorized, 1,625,000, 1,650,800 and 1,650,800 shares
    issued and outstanding at March 31, 1997, March 31,
    1998 and June 30, 1998, respectively..................         1,625              1,651             1,651
  Additional paid-in capital..............................     3,055,455          4,293,377         4,846,049
  Note receivable.........................................        (1,500)                --                --
  Accumulated deficit.....................................      (441,187)        (2,198,216)       (2,499,675)
                                                              ----------        -----------       -----------
         Total stockholders' equity.......................     2,617,871          2,101,540         2,353,153
                                                              ----------        -----------       -----------
                                                              $2,778,431        $ 2,819,413       $ 3,030,040
                                                              ==========        ===========       ===========

      The accompanying notes are an integral part of these balance sheets.

                           TRANSOM TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
       FOR THE PERIOD FROM INCEPTION (OCTOBER 7, 1996) TO MARCH 31, 1997,
                       THE YEAR ENDED MARCH 31, 1998 AND
                 THE THREE MONTHS ENDED JUNE 30, 1997 AND 1998

                                                                          THREE MONTHS   THREE MONTHS
                                             INCEPTION TO   YEAR ENDED       ENDED          ENDED
                                              MARCH 31,      MARCH 31,      JUNE 30,       JUNE 30,
                                                 1997          1998           1997           1998
                                             ------------   -----------   ------------   ------------
                                                                                  (UNAUDITED)
REVENUES...................................   $  93,900     $ 1,362,107    $ 178,164      $ 606,000
COST OF REVENUES...........................       5,489          20,430       24,196         16,660
                                              ---------     -----------    ---------      ---------
          Gross profit.....................      88,411       1,341,677      153,968        589,340
                                              ---------     -----------    ---------      ---------
OPERATING EXPENSES:
  Research, development and engineering....      92,244       1,329,187      188,295        400,753
  Sales and marketing......................      89,202         984,249      157,388        242,018
  General and administrative...............     355,392         818,940      222,031        247,396
                                              ---------     -----------    ---------      ---------
          Total operating expenses.........     536,838       3,132,376      567,714        890,167
                                              ---------     -----------    ---------      ---------
          Loss from operations.............    (448,427)     (1,790,699)    (413,746)      (300,827)
INTEREST INCOME............................       9,506          38,390        8,959          1,368
INTEREST EXPENSE...........................      (2,266)         (4,720)          --         (2,000)
                                              ---------     -----------    ---------      ---------
NET LOSS...................................   $(441,187)    $(1,757,029)   $(404,787)     $(301,459)
                                              =========     ===========    =========      =========

        The accompanying notes are an integral part of these statements.

                           TRANSOM TECHNOLOGIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
       FOR THE PERIOD FROM INCEPTION (OCTOBER 7, 1996) TO MARCH 31, 1997,
                       THE YEAR ENDED MARCH 31, 1998 AND
                      THE THREE MONTHS ENDED JUNE 30, 1998

                                                                 SERIES A
                                                                NON-VOTING           SERIES B
                                                               CONVERTIBLE         CONVERTIBLE
                                           PREFERRED STOCK   PREFERRED STOCK     PREFERRED STOCK        COMMON STOCK
                                           ---------------   ----------------   ------------------   ------------------
                                           SHARES   AMOUNT   SHARES    AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT
                                           ------   ------   -------   ------   ---------   ------   ---------   ------
BALANCE AT INCEPTION (OCTOBER 7, 1996)...     --    $  --         --    $ --           --   $  --           --   $  --
  Issuance of common stock...............     --       --         --      --           --      --    1,025,000   1,025
  Issuance of Series A preferred stock in
    exchange for services................     --       --     28,000      28           --      --           --      --
  Issuance of Series A preferred stock
    and common stock in exchange for
    grant of technology license..........     --       --    450,000     450           --      --      600,000     600
  Issuance of Series B preferred stock...     --       --         --      --    3,000,000   3,000           --      --
  Repayment of notes receivable..........     --       --         --      --           --      --           --      --
  Net loss for the period from inception
    (October 7, 1996) to March 31,
    1997.................................     --       --         --      --           --      --           --      --
                                           ------   ------   -------    ----    ---------   ------   ---------   ------
BALANCE AT MARCH 31, 1997................     --       --    478,000     478    3,000,000   3,000    1,625,000   1,625
  Issuance of Series B preferred stock...     --       --         --      --    1,250,000   1,250           --      --
  Repayment of notes receivable..........     --       --         --      --           --      --           --      --
  Issuance of common stock...............     --       --         --      --           --      --       25,800      26
  Net loss for the year..................     --       --         --      --           --      --           --      --
                                           ------   ------   -------    ----    ---------   ------   ---------   ------
BALANCE AT MARCH 31, 1998................     --       --    478,000     478    4,250,000   4,250    1,650,800   1,651
  Issuance of Series B preferred stock
    (Unaudited)..........................     --       --         --      --      400,000     400           --      --
  Net loss for the quarter (Unaudited)...     --       --         --      --           --      --           --      --
                                           ------   ------   -------    ----    ---------   ------   ---------   ------
BALANCE AT JUNE 30, 1998 (UNAUDITED).....     --    $  --    478,000    $478    4,650,000   $4,650   1,650,800   $1,651
                                           ======   ======   =======    ====    =========   ======   =========   ======


                                           ADDITIONAL                                  TOTAL
                                            PAID-IN       NOTES      ACCUMULATED   STOCKHOLDERS'
                                            CAPITAL     RECEIVABLE     DEFICIT        EQUITY
                                           ----------   ----------   -----------   -------------
BALANCE AT INCEPTION (OCTOBER 7, 1996)...  $       --    $     --    $       --     $        --
  Issuance of common stock...............      19,475     (10,500)           --          10,000
  Issuance of Series A preferred stock in
    exchange for services................       1,372          --            --           1,400
  Issuance of Series A preferred stock
    and common stock in exchange for
    grant of technology license..........      51,450          --            --          52,500
  Issuance of Series B preferred stock...   2,983,158          --            --       2,986,158
  Repayment of notes receivable..........          --       9,000            --           9,000
  Net loss for the period from inception
    (October 7, 1996) to March 31,
    1997.................................          --          --      (441,187)       (441,187)
                                           ----------    --------    -----------    -----------
BALANCE AT MARCH 31, 1997................   3,055,455      (1,500)     (441,187)      2,617,871
  Issuance of Series B preferred stock...   1,237,690          --            --       1,238,940
  Repayment of notes receivable..........          --       1,500            --           1,500
  Issuance of common stock...............         232          --            --             258
  Net loss for the year..................          --          --    (1,757,029)     (1,757,029)
                                           ----------    --------    -----------    -----------
BALANCE AT MARCH 31, 1998................   4,293,377          --    (2,198,216)      2,101,540
  Issuance of Series B preferred stock
    (Unaudited)..........................     552,672          --            --         553,072
  Net loss for the quarter (Unaudited)...          --          --      (301,459)       (301,459)
                                           ----------    --------    -----------    -----------
BALANCE AT JUNE 30, 1998 (UNAUDITED).....  $4,846,049    $     --    $(2,499,675)   $ 2,353,153
                                           ==========    ========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                           TRANSOM TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
       FOR THE PERIOD FROM INCEPTION (OCTOBER 7, 1996) TO MARCH 31, 1997,
                       THE YEAR ENDED MARCH 31, 1998 AND
                 THE THREE MONTHS ENDED JUNE 30, 1997 AND 1998

                                                                                       THREE MONTHS   THREE MONTHS
                                                          INCEPTION TO   YEAR ENDED       ENDED          ENDED
                                                           MARCH 31,      MARCH 31,      JUNE 30,       JUNE 30,
                                                              1997          1998           1997           1998
                                                          ------------   -----------   ------------   ------------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................................   $ (441,187)   $(1,757,029)   $ (404,787)    $ (301,459)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation and amortization......................       22,836        144,527        24,000         27,500
     Provision for uncollectible accounts receivable....           --             --            --         20,000
     Series A preferred stock issued for services.......        1,400             --            --             --
     Increase (decrease) in cash resulting from changes
       in --
       Accounts receivable..............................      (50,380)      (448,025)      (41,835)      (200,332)
       Prepaid expenses and other.......................       (2,844)        (6,875)       (1,093)        (4,078)
       Other assets.....................................      (49,484)        (9,324)       (6,629)         7,382
       Accounts payable.................................       99,650         28,707       (66,623)       (47,294)
       Accrued liabilities..............................       48,171        127,641        11,097          3,981
       Deferred service revenue.........................       12,739        156,928        73,888         22,000
                                                           ----------    -----------    ----------     ----------
          Net cash used in operating activities.........     (359,099)    (1,763,450)     (411,982)      (472,300)
                                                           ----------    -----------    ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment....................     (312,584)      (193,339)     (181,384)       (65,980)
  Redemption (purchase) of certificate of deposit.......     (500,000)       500,000       500,000             --
  Repayment of notes receivable for common stock........        9,000          1,500            --             --
                                                           ----------    -----------    ----------     ----------
          Net cash provided by (used in) investing
            activities..................................     (803,584)       308,161       318,616        (65,980)
                                                           ----------    -----------    ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of Series B preferred stock....    2,986,158      1,238,940            --        553,072
  Proceeds from issuance of common stock................       10,000            258            --             --
  Repayments under capital lease obligation.............           --        (18,044)           --        (19,673)
  Proceeds from borrowings from officers................      170,000             --            --             --
  Repayments of borrowings from officers................     (170,000)            --            --             --
                                                           ----------    -----------    ----------     ----------
          Net cash provided by financing activities.....    2,996,158      1,221,154            --        533,399
                                                           ----------    -----------    ----------     ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    1,833,475       (234,135)      (93,366)        (4,881)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........           --      1,833,475     1,833,475      1,599,340
                                                           ----------    -----------    ----------     ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............   $1,833,475    $ 1,599,340    $1,740,109     $1,594,459
                                                           ==========    ===========    ==========     ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION --
  Cash paid for interest................................   $    2,266    $     4,720    $       --     $    2,500
                                                           ==========    ===========    ==========     ==========

        The accompanying notes are an integral part of these statements.

                           TRANSOM TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) THE COMPANY

     Transom Technologies, Inc. (the "Company") was formed on October 7, 1996, for the purpose of commercializing leading-edge human modeling and simulation software technology previously developed at the University of Pennsylvania. The company develops, markets and supports human modeling and simulation software and provides consulting, training and maintenance services to customers in both domestic and international markets.

     The Company is in the early phases of implementing its operating strategy. The Company's future success is subject to several technical and business risks including customer acceptance, availability and retention of key employees, competition and technological changes.

(2) SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Revenue consists primarily of license fees for the Company's software products. Revenue is recognized only when a customer contract is fully executed, the software is delivered and no significant remaining obligations to the customer exist.

     Revenue related to advance payments received under software maintenance agreements is deferred and amortized over the terms of the respective agreements. Revenue from other services is recognized upon performance of the service.

COST OF REVENUE

     Cost of revenue consists primarily of costs attributable to software documentation and distribution.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development expenses include payroll costs and overhead expenses attributable to research and development activities.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of 90 days or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Additions to property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, which generally range from three to seven years.

OTHER ASSETS

     Other assets consist primarily of a technology license (see Note 8) and legal and other expenses related to establishing the Company and its operations that have been capitalized and are being amortized over five years. As of March 31, 1998 and 1997, accumulated amortization of capitalized legal and other expenses totaled $17,253 and $8,724, respectively.

STOCK-BASED COMPENSATION

     The Company accounts for its stock-based compensation plan using the intrinsic value method prescribed under Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees."

                           TRANSOM TECHNOLOGIES, INC.

Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of the grant over the amount the employee must pay to acquire the stock. As supplemental information, the Company has provided pro forma disclosure of the fair value at the date of grant of stock options granted during 1998 and 1997 in Note 6, in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation."

PRODUCT DEVELOPMENT

     Under the criteria set forth in Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic product lives and changes in software and hardware technology. Amounts that would have been capitalized under this statement after consideration of the above factors were immaterial, and therefore no software development costs have been capitalized by the Company.

NEW ACCOUNTING PRONOUNCEMENTS

     In October 1997, Statement of Position 97-2, "Software Revenue Recognition," was issued. This pronouncement provides guidance on recognizing revenue on software transactions. The Company will be required to adopt this new standard for transactions entered into beginning April 1, 1998. The Company believes that the implementation of this statement will not have an impact on its financial statements or its current revenue recognition policies.

     In July 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information". The Company will be required to adopt these new standards for the year ending March 31, 1999. The Company believes that the implementation of these statements will not have a material effect on its financial statements or results of operations for the periods presented.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1997 financial statements to conform with the 1998 presentation.

                           TRANSOM TECHNOLOGIES, INC.

(3) PROPERTY AND EQUIPMENT

     As of March 31, property and equipment consisted of the following:

                                                                1998        1997
                                                              ---------   --------
Computer equipment..........................................  $ 669,397   $258,965
Office furniture and equipment..............................     94,595     49,217
Leasehold improvements......................................     16,258      4,402
                                                              ---------   --------
                                                                780,250    312,584
Less -- Accumulated depreciation and amortization...........   (143,981)   (14,112)
                                                              ---------   --------
                                                              $ 636,269   $298,472
                                                              =========   ========

     As of March 31, 1998, the cost of assets under capital leases included above totaled $262,081. As of March 31, 1998, accumulated depreciation on these assets totaled $ 27,013. There were no assets under capital leases in 1997.

(4) LINE OF CREDIT AND CAPITAL LEASE OBLIGATION

     The Company has a line-of-credit agreement with a bank whereby the Company may borrow up to $500,000. Outstanding borrowings bear interest at the bank's prime rate (8.5% as of March 31, 1998). No borrowings were outstanding as of March 31, 1998. The agreement expires on August 31, 1998.

     In 1998, the Company entered into two capital leases for computer equipment totaling $262,081. The leases are payable in monthly installments totaling $8,314, including interest at a weighted average rate of 8.8%, through March 2001. The leases are collateralized by the related equipment. Scheduled future maturities under these leases as of March 31, 1998, are as follows:

1999........................................................  $ 99,768
2000........................................................    99,768
2001........................................................    77,004
                                                              --------
                                                               276,540
Less -- Interest............................................    32,503
Less -- Current portion.....................................    99,768
                                                              --------
                                                              $144,269
                                                              ========

(5) INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                                1998         1997
                                                              ---------    ---------
Currently payable...........................................  $      --    $      --
Deferred income tax credit..................................   (590,100)    (148,900)
Increase in valuation allowance.............................    590,100      148,900
                                                              ---------    ---------
                                                              $      --    $      --
                                                              =========    =========

     The effective tax rate differs from the Federal statutory rate primarily due to providing a valuation allowance on future tax benefits.

                           TRANSOM TECHNOLOGIES, INC.

     The components of the deferred income tax benefit as of March 31 are as follows:

                                                                1998        1997
                                                              ---------   ---------
Deferred income tax benefit --
  Net operating loss carryforwards..........................  $ 695,600   $ 142,200
  Accrued liabilities.......................................     33,500      10,200
  Property and equipment and other assets...................      6,900      (3,500)
  Capital lease obligation..................................      3,000          --
                                                              ---------   ---------
                                                                739,000     148,900
  Less -- Valuation allowance...............................   (739,000)   (148,900)
                                                              ---------   ---------
                                                              $      --   $      --
                                                              =========   =========

     As of March 31, 1998 the Company has available net operating loss carryforwards of approximately $2,050,000 which can be utilized to offset future taxable income and expire in 2012 and 2013. The Company's ability to utilize these loss carryforwards may be limited under Section 382 of the Internal Revenue Code. This and other deferred income tax benefits are fully reserved by a valuation allowance as realizability of these tax benefits is not assured.

(6) STOCKHOLDERS' EQUITY

COMMON STOCK

     The Company and its founding stockholders (the Founders) have entered into agreements generally providing the Company the right of first refusal to repurchase any shares of common stock offered for sale by the Founders or upon termination of a Founder's employment with the Company.

     The Company has reserved for issuance such number of shares of its authorized but unissued common stock necessary to effect conversion of all outstanding shares of Series A convertible preferred stock and Series B convertible preferred stock and exercise of all outstanding options and warrants. The holder of each outstanding share of common stock is entitled to one voting right per share.

     In 1998, the Company issued a warrant to purchase 25,800 shares of common stock at $0.01 per share. The warrant may be exercised upon the issuance of stock by the Company. This warrant was exercised in 1998.

PREFERRED STOCK

     In 1998, the Company decreased the authorized shares of preferred stock by 1,250,000 shares and increased the authorized shares of Series B convertible preferred stock by 1,250,000 shares. In addition, the Company decreased the authorized shares of Series A convertible preferred stock by 372,000 shares and increased the authorized shares of preferred stock by 372,000 shares.

     The preferred stock has not yet been designated or issued and, as such, it has no rights, privileges or preferences associated with it.

     The holders of Series A and Series B convertible preferred stock have certain rights, privileges and preferences which include the following:

  Dividends

     The holders are entitled to receive dividends before any dividend is declared or paid on shares of common stock. Such dividends shall be payable only when declared by the Board of Directors and shall be noncumulative. In the event the Company declares a distribution of equity securities, indebtedness issued by

                           TRANSOM TECHNOLOGIES, INC.

the Company, or options or rights to purchase securities, the holders of convertible preferred stock are entitled to a proportionate share.

  Conversion

     At the holder's option, each share of convertible preferred stock is convertible at any time into shares of common stock at the conversion rate, as defined, which is initially equal to $1 per share. The shares shall automatically convert into common stock upon the closing of an initial public offering of the Company's common stock, as defined.

  Voting Rights

     The holder of each outstanding share of Series A convertible preferred stock has no voting rights. The holder's consent is not required for the taking of any corporate action.

     The holder of each outstanding share of Series B convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock could be converted and to the same voting rights and powers as the holders of common stock.

  Liquidation Preference

     In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holder of each share of convertible preferred stock is entitled to receive, prior to and in preference to any distributions to the holders of common stock, an amount equal to $1 per share, subject to adjustment, plus any accrued but unpaid dividends on those shares.

  Series A Non-Voting Convertible Preferred Stock Warrants

     In 1997, the Company issued a warrant to purchase 150,000 shares of Series A convertible preferred stock at $0.01 per share (see Note 8). The warrant may be exercised upon the occurrence of any of the following events: (1) consummation of an initial public offering, (2) sale of substantially all assets of the Company, (3) merger of the Company whereby the Company is not the surviving entity, and (4) the effectuation of a transaction or series of related transactions in which a greater than 50% ownership change occurs within a three-month period. The warrant has no expiration date. As of March 31, 1998, this warrant was not exercised.

  Stock Option Plan

     In November 1996, the Company established a stock option plan (the Plan) to increase its ability to attract and retain key employees, consultants and directors. Options granted may be either incentive stock options, which are granted at the fair market value of the common stock on the date of grant (as determined under the Plan), or nonqualified stock options, which are generally granted at the fair market value of the common stock on the date of grant. Options are granted at the discretion of the Board of Directors. The maximum number of shares that may be granted under the plan is 1,675,000. Options granted generally become exercisable over a period of three to five years from the date of grant except that 135,000 options vest over a one-year period. Outstanding options expire ten years after the date of grant. As of March 31, 1998 and 1997, the weighted average fair value of options granted was $0.26 and $0.11, respectively.

                           TRANSOM TECHNOLOGIES, INC.

     Information concerning stock options is as follows:

                                                                               WEIGHTED
                                                                               EXERCISE
                                                      NUMBER OF     PRICE      AVERAGE
                                                       SHARES     PER SHARE     PRICE
                                                      ---------   ----------   --------
Outstanding -- Inception (October 7, 1996)..........         --           --       --
1997 Activity --
  Options granted...................................    800,200   $0.02-0.65    $0.15
  Options exercised.................................         --
  Options cancelled.................................         --
                                                      ---------
Outstanding -- March 31, 1997.......................    800,200   $0.02-0.65    $0.15
1998 Activity --
  Options granted...................................    538,100   $     0.65    $0.65
  Options exercised.................................         --
  Options cancelled.................................    (86,533)  $     0.65    $0.65
                                                      ---------
Outstanding -- March 31, 1998.......................  1,251,767                 $0.30
                                                      =========
Exercisable -- March 31, 1998.......................    236,000
                                                      =========

     Using the intrinsic value method under APB 25, no compensation expense has been recognized in the accompanying statement of operations for options granted at fair value. Had compensation expense been determined based on the fair value at the date of grant consistent with SFAS 123, the reported net loss in 1998 and 1997 would have been increased by pro forma compensation expense of $2,135 and $752, respectively. This pro forma compensation expense may not be representative of that to be expected in future years.

     The fair value of these options was estimated at the date of grant using the minimum value option valuation method under SFAS 123 with the following assumptions: Weighted average risk free interest rate of 6.33%; dividend yield of 0%; and expected life of options of five years.

     Option valuation models require the input of highly subjective assumptions. Because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of the Company's stock options.

(7) RELATED PARTY TRANSACTIONS

     The Secretary of the Board of Directors of the Company is a partner in a law firm which provides services to the Company. Payments to this law firm for professional services were approximately $62,000 in 1998. Payments to this firm were not significant in 1997.

(8) TECHNOLOGY LICENSE

     Effective December 3, 1996, the Company entered into a license agreement with the University of Pennsylvania (Penn) whereby the Company has been granted the exclusive, worldwide license to use technology developed by Penn to develop, sell and distribute products based on this technology and to grant sublicenses to third parties as appropriate. The agreement expires on the later of the expiration date of the last

                           TRANSOM TECHNOLOGIES, INC.

to expire of the copyrights for the technology or December 3, 2046. As consideration for the license, the Company:

          (1) Issued 450,000 shares of Series A convertible preferred stock to Penn.

          (2) Issued warrants to Penn for 150,000 additional shares of Series A convertible preferred stock (see Note 6).

          (3) Issued 600,000 shares of common stock directly to the individuals at Penn responsible for the development of the technology.

     The shares of Series A convertible preferred stock and common stock, were valued at $0.05 per share. The total aggregate value of the preferred and common shares of $52,500 has been capitalized and is being amortized over five years on a straight-line basis. As of March 31, 1998 and 1997, accumulated amortization totaled $21,875 and $3,500, respectively.

(9) COMMITMENTS

     The Company entered into noncancelable operating lease agreements for its office space and office equipment which expire at various dates through February 2001. Rent expense under all agreements totaled approximately $84,000 and $12,600 in 1998 and 1997, respectively. Minimum future rental commitments under these agreements are as follows:

1999.....................................................   $ 81,000
2000.....................................................     26,000
2001.....................................................     23,000
                                                            --------
                                                            $130,000
                                                            ========

(10) BENEFIT PLAN

     In August 1997, the Company established a 401(k) plan (the Plan) for the benefit of its employees. Participants may contribute up to 15% of their compensation to the Plan. The Company matches 25% of participant contributions up to a maximum of 6% of the participant's compensation. Total expense under the Plan in 1998 was $14,000.

(11) SUBSEQUENT EVENTS

     In June 1998, the Company decreased the authorized shares of preferred stock by 750,000 shares and increased the authorized shares of Series B convertible preferred stock by 750,000 shares. The Company then issued 400,000 shares of Series B convertible preferred stock for net proceeds of $553,072.

     On July 9, 1998, the Company received and signed a letter of intent to be acquired in a transaction to be accounted for as a pooling of interests.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       ENGINEERING ANIMATION, INC.


Date:  September 25, 1998              By:  /s/ Jamie A. Wade
                                          --------------------------------
                                          Jamie A. Wade
                                          Vice President of Administration

                           ENGINEERING ANIMATION, INC.

                        EXHIBIT INDEX TO FORM 8-K REPORT

Exhibit       Description
-------       -----------
2.1           Amended and Restated Agreement and Plan of Merger among the
              Company, EAI Victory, Inc. and Variation Systems Analysis, Inc.*

2.2           Amended and Restated Agreement and Plan of Merger between the
              Company and Transom Technologies, Inc.*

3.1 Certificate of Incorporation (as amended as a result of the Transom Merger)

23.1          Consent of Ernst & Young LLP

23.2          Consent of Arthur Andersen LLP

----------
* The schedules and exhibits to these documents are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.